PROFESSIONAL CULINARY ACADEMY LLC
BALANCE SHEET
SEPTEMBER 30, 2010

ASSETS

Current Assets
Cash	$2,820
Student tuition receivable, net of allowance for uncollectables of $1,008	200,652
Related party receivables	16,940
Prepaid expense	1,232
Total current assets	221,644

Leasehold Improvements, at cost, net of accumulated depreciation of $135.	5,267

Other Assets
Organization costs, net of accumulated amortization of $110	624

Total assets	$227,535

LIABILITIES AND MEMBERS' EQUITY

Current Liabilities
Accounts payable	$29,132
Accrued expenses payable	15,996
Deferred tuition revenue	149,834
Total current liabilities	194,962

Members' Equity	32,573

Total liabilities and members' equity	$227,535

PROFESSIONAL CULINARY ACADEMY LLC
STATEMENT OF OPERATIONS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2010

Tuition and Student Fee Revenues	$551,521

Operating Costs and Expenses
Student instructional costs	136,766
Recruitment costs	11,400
Occupancy costs	42,207
General and administrative expenses	142,960
Total operating costs and expenses	333,333

Operating income before management fees	218,188

Related party management fees	274,090

Loss before depreciation	(55,902)

Depreciation and amortization expense	172

Net loss	$(56,074)

PROFESSIONAL CULINARY ACADEMY LLC
STATEMENT OF MEMBERS' EQUITY
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2010

Balance - January 1, 2010	$15,874

Capital contributions, net	72,773

Net loss for the nine months ended September 30, 2010	(56,074)

Balance - September 30, 2010	$32,573

PROFESSIONAL CULINARY ACADEMY LLC
STATEMENT OF CASH FLOWS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2010

Cash Flows from Operating Activities
Net loss	$(56,074)
Noncash items included in net income:
Depreciation and amortization expense	172
(55,902)

Changes in operating assets and liabilities
Decrease (increase) in assets:
Student tuition receivable	(173,551)
Prepaid expense	(170)
Increase (decrease) in liabilities:
Accounts payable	17,144
Accrued expenses payable	10,444
Deferred tuition revenue	121,784
(24,349)

Net cash used in operating activities	(80,251)

Cash Flows from Investing Activities:
Purchase of leasehold improvements	(5,402)

Cash Flows from Financing Activities:
Decrease in receivables from related party	10,960
Capital contributions from members	72,773

Net decrease in cash	(1,920)

Cash - January 1, 2010	4,740

Cash - September 30, 2010	$2,820

Supplemental disclosure of cash flow information:
Cash paid during the nine months for interest	$0
Cash paid during the nine months for income taxes	$0